Exhibit 5

GPC Biotech AG

Fraunhofer Str. 20

82152 Martinsried

Germany

Frankfurt, June 9, 2004

FRDOCS01/188286.4

Offering of up to 8,579,000 Ordinary Bearer Shares, with no par value,

in the form of shares or Amercian Depositary Shares

Ladies and Gentlemen:

We have acted as German counsel for GPC Biotech AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form F-1 with the Securities and Exchange Commission on June 9, 2004 (as the same may be amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 8,579,000 ordinary bearer shares, with no par value (auf den Inhaber lautende nennwertlose Stückaktien), each with a notional par value (auf eine Stückaktie anteilig entfallender Betrag des Grundkapitals) of €1.00 (the “Shares”).

Of the up to 8,579,000 Shares that are to be offered pursuant to an underwriting agreement (the “Underwriting Agreement”) expected to be entered into by the Company, certain selling management shareholders (the “Selling Shareholders”) and the underwriters named therein (the “Underwriters”) (1) 7,160,000 newly issued Shares will be offered by the Company (the “Firm New Shares”), (2) up to 1,119,000 newly issued Shares will be offered by the Company subject to an over-allotment option (the “Optional New Shares” and, together with the Firm New Shares, the “New Shares”) and (3) 300,000 old Shares will be offered by the Selling Shareholders (the “Old Shares”).

In arriving at the opinions below, we have examined certified copies or otherwise identified to our satisfaction, of such documents, certificates and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed, including, in particular:

(1)	a draft of the Underwriting Agreement filed as Exhibit 1.2 of the Registration Statement (the “Draft Underwriting Agreement”);

(2)	a copy of the articles of association (Satzung) of the Company in the version dated April 19, 2004 (the “Articles of Association”); and

(3)	a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) in Munich relating to the Company, docket number HRB 119555 (the “Commercial Register”), dated June 7, 2004.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents presented to us as originals, (iii) the conformity to the originals of all documents presented to us as copies and (iv) the accuracy of all statements of fact, including, but not limited to, the representations and warranties by the Company set forth in the Draft Underwriting Agreement. We have further assumed that the Company will take all necessary corporate action in relation to the New Shares, in particular, that the Company’s management board (Vorstand) and supervisory board (Aufsichtsrat) will validly resolve on the increase of the Company’s share capital (Grundkapital) from existing authorized capital (genehmigtes Kapital) pursuant to Articles 5(5) and 5(6) of the Articles of Association (collectively, the “Authorized Capital”). Furthermore, we have assumed that the Company, the Selling Shareholders and the Underwriters will validly enter into the Underwriting Agreement substantially on the terms currently set forth in the Draft Underwriting Agreement.

Our opinions expressed herein are given only as to and based on circumstances and matters of fact existing at the date hereof and are limited to the laws of the Federal Republic of Germany as in effect on the date hereof, and we do not express any opinion herein concerning any other law.

Based on the foregoing, we are of the opinion that:

(1)	The Firm New Shares, when subscribed and paid for by the Underwriters in accordance with the terms of the Draft Underwriting Agreement and provided that the implementation of the capital increase (Durchführung der Kapitalerhöhung) from the Authorized Capital relating to the Firm New Shares is registered in the Commercial Register, will have been validly issued and fully paid as of the date of such registration.

(2)	Assuming that the Underwriters exercise the over-allotment option to be granted to them by the Company pursuant to the terms of the Draft Underwriting Agreement, the Optional New Shares, when subscribed and paid for by the Underwriters in accordance with the terms of the Draft Underwriting Agreement and provided that the implementation of the capital increase from the Authorized Capital relating to the Optional New Shares is registered in the Commercial Register, will have been validly issued and fully paid as of the date of such registration.

(3)	The Old Shares have been validly issued and fully paid.

We hereby consent to the use of this letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Shearman & Sterling LLP

MAL/SP

HD

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